Exhibit 10.3

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of March 21, 2017, by and between BMO HARRIS BANK N.A., as administrative agent under the Formula Revolver Credit Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Formula Revolver Agent”), and BMO HARRIS BANK N.A., as administrative agent and collateral agent under the Floor Plan Credit Agreement (as defined below) (in such capacities, together with its successors and assigns in either such capacity, the “Floor Plan Agent”), and acknowledged and agreed to by Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., Rush Truck Centers of Ohio, Inc., Rush Truck Centers of Kansas, Inc., Rush Truck Centers of Missouri, Inc., Rush Truck Centers of Virginia Inc., Rush Truck Centers of Indiana Inc., Rush Truck Centers of Illinois Inc., Rush Truck Centers of Nevada, Inc., Rush Truck Centers of Kentucky, Inc., RIG TOUGH, INC., LOS CUERNOS, INC., AIRUSH, INC., RUSH TRUCK LEASING, INC. and RUSH ADMINISTRATIVE SERVICES, INC., each a Delaware corporation, Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Borrowers”), Rush Enterprises, Inc., a Texas corporation (“Holdings”), and each other Obligor (as defined below) party hereto from time to time.

RECITALS:

WHEREAS, Holdings, the Borrowers, the other Obligors party thereto from time to time, the lenders from time to time party thereto (the “Floor Plan Lenders”) and the Floor Plan Agent are party to that certain Third Amended and Restated Credit Agreement, dated as of July 7, 2016 (as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with its terms and the terms hereof, the “Initial Floor Plan Credit Agreement”), pursuant to which the Floor Plan Lenders have agreed to extend loans and make certain other financial accommodations from time to time to the Borrowers;

WHEREAS, Holdings, the Borrowers, the other Obligors party thereto from time to time, the lenders from time to time party thereto (the “Formula Revolver Lenders”) and the Formula Revolver Agent are party to that certain Credit Agreement, dated as of March 21, 2017 (as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with its terms and the terms hereof, the “Initial Formula Revolver Credit Agreement”), pursuant to which the Formula Revolver Lenders have agreed to extend loans and make certain other financial accommodations from time to time to the Borrowers;

WHEREAS, each Obligor has granted to the Floor Plan Agent, for the benefit of the Floor Plan Lenders and each other “Secured Party” (as defined in the Floor Plan Credit Agreement) (collectively, together with their respective successors and assigns, the “Floor Plan Creditors”), a Lien (as defined below) on certain of its assets and properties, in order to secure the payment and performance of the Floor Plan Obligations (as defined below), all as more particularly described in the Floor Plan Documents (as defined below);

WHEREAS, each Obligor has also granted to the Formula Revolver Agent, for the benefit of the Formula Revolver Lenders and each other “Credit Party” (as defined in the Formula Revolver Credit Agreement) (collectively, together with their respective successors and assigns, the “Formula Revolver Creditors”), a Lien on certain of its assets and properties, in order to secure the payment and performance of the Formula Revolver Obligations (as defined below), all as more particularly described in the Formula Revolver Documents (as defined below);

WHEREAS, the Floor Plan Agent, on behalf of the Floor Plan Creditors, and the Formula Revolver Agent, on behalf of the Formula Revolver Creditors, wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets and properties of the Obligors and their understanding relative to their respective positions in certain assets and properties of the Obligors; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.              Definitions.

1.1          General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Agreement” has the meaning set forth in the preamble hereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrowers” has the meaning set forth in the preamble hereof.

“Business Day” means any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York, New York.

“Collateral” means all assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located, of any Obligor, whether now owned or hereafter acquired, upon which a Lien (including, without limitation, any Liens granted in any Insolvency Proceeding) is now or hereafter granted or purported to be granted by such Person in favor of a Secured Creditor, as security for all or any part of the Obligations.

“Company Vehicles” means trucks, trailers, semi-trailers, tractors, vans, cars, pick-up trucks, other vehicles, chassis and glider kits, wherever located, together with all attachments, accessories, exchanges and additions thereto (including replacement parts installed therein or repairs thereto), in each case, owned and utilized by any Obligor in the normal course of business and not constituting Vehicle Inventory.

“Designated Floor Plan Proceeds Account” means one or more deposit accounts or securities accounts established or maintained by any Obligor or the Floor Plan Agent for the sole purpose of holding the identifiable proceeds of any sale or other disposition of any Floor Plan Priority Collateral, including those that are required to be held in trust in such account or accounts pursuant to the terms of any Loan Document, provided that Obligors shall not permit any proceeds of Parts Inventory or Company Vehicles to be deposited into, or held in, the Designated Floor Plan Proceeds Account.

“DIP Financing” has the meaning set forth in Section 6.2(a).

“Disposition” means any sale, lease, exchange, transfer, license or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Enforcement Action” means, with respect to each Secured Creditor, as applicable, (a) to demand, sue for, take or receive (other than regularly scheduled payments of principal, interest and fees) from or on behalf of any Obligor, by setoff or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Obligor, (b) to initiate or participate with others in any suit, action or proceeding against any Obligor to (i) enforce payment of or to collect the whole or any part of any Obligations or (ii) commence judicial enforcement of any of the rights and remedies under any Loan Document or applicable law with respect to any Obligation, (c) to exercise any put option or redemption rights or to cause any Obligor to honor any redemption, repurchase, mandatory prepayment, or similar obligation under any Loan Document, (d) to cause any Obligor to exercise any call option, redemption rights, repurchase rights, or similar rights under any Loan Document or (e) to take any action to realize or foreclose upon any of the Collateral or to exercise any other right or remedy with respect to the Collateral.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any Floor Plan Document or any Formula Revolver Document.

“Excess Formula Revolver Obligations” means the Formula Revolver Obligations other than the Formula Revolver Priority Obligations.

“Final Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or from which certiorari, reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

“Floor Plan Agent” has the meaning set forth in the preamble hereof, and shall include, in any event, one or more other agents or similar contractual representatives for one or more lenders that at any time succeeds to or Refinances any or all of the Floor Plan Obligations at any time and from time to time.

“Floor Plan Credit Agreement” means (a) the Initial Floor Plan Credit Agreement and (b) each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal or Refinancing of the Obligations under the Initial Floor Plan Credit Agreement, in each case, as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with the terms of this Agreement.

“Floor Plan Creditors” has the meaning set forth in the recitals hereto.

“Floor Plan Documents” means the Floor Plan Credit Agreement, all other Loan Documents (as defined in the Floor Plan Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Floor Plan Agent or any other Floor Plan Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Floor Plan Obligations, in each case, as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with the terms of this Agreement.

“Floor Plan Lenders” has the meaning set forth in the recitals hereto.

“Floor Plan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by any Obligor under the Floor Plan Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, reimbursements, indemnities and expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Floor Plan Credit Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of any principal, interest, fees, cost, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Floor Plan Priority Collateral” means all Collateral constituting (a) Vehicle Inventory of the Obligors, together with all attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) any such Vehicle Inventory, and (b) all Chattel Paper, Documents, certificates of title, certificates of origin, General Intangibles, Instruments, Accounts and contract rights now existing or hereafter arising with respect thereto, and all cash and non-cash proceeds (including insurance and condemnation proceeds) of any of the foregoing; provided, however, that for the avoidance of doubt, Floor Plan Priority Collateral shall not include (i) Parts Inventory, (ii) Company Vehicles and (iii) all cash and non-cash proceeds (including insurance and condemnation proceeds) of Parts Inventory and Company Vehicles; provided, further, however, that Floor Plan Priority Collateral shall include the Designated Floor Plan Proceeds Account.

“Floor Plan Termination Date” means the date on which all Floor Plan Obligations have been Paid in Full.

“Formula Revolver Agent” has the meaning set forth in the preamble hereof, and shall include, in any event, one or more other agents or similar contractual representatives for one or more lenders that at any time succeeds to or Refinances any or all of the Formula Revolver Obligations at any time and from time to time.

“Formula Revolver Credit Agreement” means (a) the Initial Formula Revolver Credit Agreement and (b) each loan or credit agreement evidencing any replacement, substitution, renewal, or Refinancing of the Obligations under the Formula Revolver Credit Agreement, in each case as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with the terms of this Agreement.

“Formula Revolver Creditors” shall have the meaning set forth in the recitals hereto.

“Formula Revolver Documents” means the Formula Revolver Credit Agreement, all other Loan Documents (as defined in the Formula Revolver Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Formula Revolver Agent or any other Formula Revolver Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Formula Revolver Obligations, in each case, as amended, restated, modified, supplemented, replaced or Refinanced from time to time in accordance with the terms of this Agreement.

“Formula Revolver Lenders” shall have the meaning set forth in the recitals hereto.

“Formula Revolver Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by any Obligor under the Formula Revolver Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, reimbursements, indemnities and expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Formula Revolver Credit Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of any principal, interest, fees, cost, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Formula Revolver Priority Collateral” means all Collateral other than Floor Plan Priority Collateral.

“Formula Revolver Priority Obligations” means Formula Revolver Obligations in an amount not in excess of the Maximum Formula Revolver Amount.

“Formula Revolver Priority Termination Date” means the date on which all Formula Revolver Priority Obligations have been Paid in Full.

“Holdings” has the meaning set forth in the preamble hereof.

“Initial Floor Plan Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Initial Formula Revolver Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Insolvency Proceeding” means, as to any Obligor, any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of such Obligor.

“Junior Obligations” means (a) as to the Floor Plan Priority Collateral, the Formula Revolver Obligations and (b) as to the Formula Revolver Priority Collateral, (x) the Floor Plan Obligations prior to the Formula Revolver Priority Termination Date and (y) the Excess Formula Revolver Obligations at any time after the Formula Revolver Priority Termination Date.

“Junior Secured Creditor” means (a) as to the Floor Plan Priority Collateral, the Formula Revolver Agent and Formula Revolver Lenders and (b) as to the Formula Revolver Priority Collateral, (x) the Floor Plan Agent and the Floor Plan Lenders prior to the Formula Revolver Priority Termination Date and (y) the Formula Revolver Agent and the Formula Revolver Lenders at any time after the Formula Revolver Priority Termination Date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory, judicial, contractual or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention arrangement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means the Formula Revolver Documents and the Floor Plan Documents, or any of them.

“Maximum Formula Revolver Amount” means, as of any date of determination, (a) $120,000,000 plus (b) an amount equal to 120% of the aggregate principal amount of any increase to the commitments under the Formula Revolver Credit Agreement effected after the date hereof in accordance with Section 2.18 of the Formula Revolver Credit Agreement (as in effect on the date hereof) or pursuant to any similar or corresponding provision in any Refinancing thereof to the extent of the principal amount of indebtedness that would have been permitted to be incurred in compliance with the terms of the Formula Revolver Credit Agreement in effect on the date hereof minus (c) permanent reductions of commitments under the Formula Revolver Documents after the date hereof plus (d) interest, fees, costs, expenses, indemnities and other amounts payable pursuant to the terms of the Formula Revolver Documents, whether or not the same are added to the principal amount of the Formula Revolver Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding, plus (e) the aggregate amount of “Credit Product Obligations” (as defined in the Formula Revolver Credit Agreement as in effect on the date hereof).

“Obligations” means the Floor Plan Obligations and/or the Formula Revolver Obligations, or any of them, as the context requires.

“Obligor” means Holdings, each Borrower and each other Person liable on or in respect of any Obligations or that has granted a Lien on any property or assets as Collateral, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person. Without limitation, the term “Obligor” shall include each Person listed on the signature pages hereto as an “Obligor.”

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, that: (a) all of such Obligations (other than contingent indemnification obligations for which no underlying claim has been asserted) have been paid, performed or discharged in full (with all such Obligations consisting of monetary or payment obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such Obligations and (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of such documents.

“Parts Inventory” means Inventory consisting of parts and accessories, excluding, for the avoidance of doubt, any Vehicle Inventory.

“Permitted Collateral Sale” means any Disposition of Collateral so long as such Disposition is permitted under the applicable Priority Documents as in effect on the date hereof.

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, governmental authority or any other entity or regulatory body.

“Priority Claim Avoidance” shall have the meaning set forth in Section 6.5.

“Priority Documents” means (a) as to the Formula Revolver Priority Collateral, the Formula Revolver Documents prior to the Formula Revolver Priority Termination Date and the Floor Plan Documents at any time after the Formula Revolver Priority Termination Date and (b) as to the Floor Plan Priority Collateral, the Floor Plan Documents.

“Priority Obligations” means (a) as to the Floor Plan Priority Collateral, the Floor Plan Obligations and (b) as to the Formula Revolver Priority Collateral, (x) the Formula Revolver Priority Obligations until Paid in Full and (y) thereafter the Floor Plan Obligations.

“Priority Secured Creditor” means (a) as to the Floor Plan Priority Collateral, the Floor Plan Agent and the Floor Plan Lenders and (b) as to the Formula Revolver Priority Collateral, (x) the Formula Revolver Agent and the Formula Revolver Lenders until the Formula Revolver Priority Obligations have been Paid in Full and (y) thereafter, the Floor Plan Agent and the Floor Plan Lenders.

“Purchase Notice” shall have the meaning set forth in Section 5.1.

“Purchaser” shall have the meaning set forth in Section 5.3.

“Refinance”, “Refinancings” and “Refinanced” means, in respect of any Obligations, to issue other indebtedness in exchange or replacement for such Obligations, in whole or in part.

“Release Documents” shall have the meaning set forth in Section 2.5.

“Release Event” means the taking of any Enforcement Action by a Priority Secured Creditor against all or any portion of Collateral (including a Disposition conducted by an Obligor with the consent of such Priority Secured Creditor) or, after the occurrence and during the continuance of an Insolvency Proceeding by or against an Obligor, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of all or any portion of such Collateral with the support of such Priority Secured Creditor.

“Secured Creditors” means the Floor Plan Creditors and the Formula Revolver Creditors, or any of them.

“Senior Adequate Protection Liens” shall have the meaning set forth in Section 6.3.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“UCC Notice” shall have the meaning set forth in Section 3.1(a).

“Vehicle Inventory” means Inventory consisting of trucks, trailers, semi-trailers, tractors, vans, cars, pick-up trucks, other vehicles, chassis and glider kits, wherever located, together with all attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) any such Inventory.

The terms “Account”, “Chattel Paper”, “Deposit Account”, “Document”, “General Intangible”, “Letter-of-Credit Rights”, “Instrument”, “Inventory”, “Investment Property”, “Payment Intangibles”, “Proceeds”, “Securities Account” and “Supporting Obligations” shall have the meanings ascribed to them in the Uniform Commercial Code as in effect in the State of New York from time to time.

1.2           Certain Matters of Construction. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and Section references are to this Agreement unless otherwise specified. For purposes of this Agreement, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter, (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary, (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations and (d) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms hereof.

Section 2.              Security Interests; Priorities.

2.1          Priorities.

(a)     Each Secured Creditor hereby acknowledges that other Secured Creditors have been granted Liens upon the Collateral to secure their respective Obligations and hereby consents to such grant.

(b)     The Liens of the Formula Revolver Agent on the Formula Revolver Priority Collateral to the extent securing (or purporting to secure) Formula Revolver Priority Obligations shall at all times be senior and prior in right in all respects to any Liens of the Floor Plan Agent on any of the Formula Revolver Priority Collateral, and any Liens of the Floor Plan Agent on any of the Formula Revolver Priority Collateral are and shall at all times be junior and subordinate in all respects to the Liens of the Formula Revolver Agent on the Formula Revolver Priority Collateral to the extent securing (or purporting to secure) Formula Revolver Priority Obligations.

(c)     The Liens of the Floor Plan Agent on the Floor Plan Priority Collateral to the extent securing (or purporting to secure) Floor Plan Obligations shall at all times be senior and prior in right in all respects to any Liens of the Formula Revolver Agent on any of the Floor Plan Priority Collateral, and any Liens of the Formula Revolver Agent on any of the Floor Plan Priority Collateral are and shall at all times be junior and subordinate in all respects to the Liens of the Floor Plan Agent on the Floor Plan Priority Collateral to the extent securing (or purporting to secure) Floor Plan Obligations.

(d)     The Liens of the Floor Plan Agent on the Formula Revolver Priority Collateral to the extent securing (or purporting to secure) Floor Plan Obligations shall at all times be senior and prior in right in all respects to any Liens of the Formula Revolver Agent on any of the Formula Revolver Priority Collateral to the extent securing Excess Formula Revolver Obligations, and, to the extent securing Excess Formula Revolver Obligations, any Liens of the Formula Revolver Agent on any of the Formula Revolver Priority Collateral are and shall at all times be junior and subordinate in all respects to the Liens of the Floor Plan Agent on the Formula Revolver Priority Collateral to the extent securing (or purporting to secure) Floor Plan Obligations.

(e)     The priorities of the Liens provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or Refinancing of any of the Obligations, nor by any action or inaction which any of the Secured Creditors may take or fail to take in respect of the Collateral.

2.2          No Alteration of Priority. The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any financing statement, document or instrument, or other method of perfecting a Lien in favor of each Secured Creditor in any Collateral or whether any Secured Creditor has possession of all or any part of the Collateral, and notwithstanding (i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation or otherwise), (ii) any conflicting provision of the UCC or other applicable law, (iii) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or any Loan Document, (iv) the commencement of an Insolvency Proceeding, (v) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, an Obligor in respect of the Formula Revolver Obligations or the Floor Plan Obligations or (vi) any conflicting terms or conditions which may be contained in any of the Loan Documents.

2.3          Perfection; Contesting Liens. Each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in the Collateral in which such Secured Creditor has been granted a Lien. The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in respect of the Disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law. Each Secured Creditor agrees that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Liens of any other Secured Creditor in the Collateral or the enforceability of the Floor Plan Obligations, the Floor Plan Documents, the Formula Revolver Obligations or the Formula Revolver Documents, including those consisting of post-petition interest, fees or expenses; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Floor Plan Agent or the Formula Revolver Agent to enforce this Agreement, including the provisions hereof relating to Lien priority.

2.4          Proceeds of Collateral. Any Collateral or proceeds thereof received by any Junior Secured Creditor including, without limitation, any such Collateral constituting proceeds, or any payment or Distribution, that may be received by any Junior Secured Creditor (a) in connection with the exercise of any right or remedy (including any right of setoff) with respect to Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) as to Collateral, (c) from the collection or other Disposition of, or realization on, Collateral, whether or not pursuant to an Insolvency Proceeding, or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Priority Secured Creditor, in the same form as received, with any necessary endorsements, and each Junior Secured Creditor hereby authorizes the Priority Secured Creditor to make any such endorsements as agent for the Junior Secured Creditor (which authorization, being coupled with an interest, is irrevocable).

2.5          Release of Collateral Upon Permitted Collateral Sale. Each Junior Secured Creditor shall at any time in connection with any Permitted Collateral Sale that is made free and clear of the Liens of the Priority Secured Creditor (such Lien continuing as to proceeds): (a) be deemed to have (i) consented under the applicable Loan Documents to such Permitted Collateral Sale, (ii) waived the provisions of the applicable Loan Documents to the extent necessary to permit such Permitted Collateral Sale free and clear of the Junior Secured Creditor’s security interest (it being understood that the Junior Secured Creditors shall still have a security interest in the proceeds of such Collateral, subject to the terms of this Agreement), and (iii) released or otherwise terminated its Liens on such Collateral, and (b) upon the request of the Priority Secured Creditor, as to the Collateral subject to such Permitted Collateral Sale, promptly deliver such terminations of financing statements, partial lien releases, and discharges, endorsements, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the Priority Secured Creditor shall reasonably require in order to release and/or terminate of record such Junior Secured Creditor’s Liens on such Collateral subject to such Permitted Collateral Sale.

2.6          Release of Collateral Upon Release Event. Each Junior Secured Creditor shall at any time in connection with a Release Event with respect to any Collateral: (a) upon the request of the Priority Secured Creditor (which request will specify the principal proposed terms of the sale and the type and amount of consideration expected to be received in connection therewith), release or otherwise terminate its Liens on such Collateral to the extent the Disposition of such Collateral is either by (i) the Priority Secured Creditor or its agents or representatives or (ii) an Obligor with the consent of the Priority Secured Creditor, (b) be deemed to have consented under the applicable Loan Documents to such Disposition and to have waived the provisions of the applicable Loan Documents to the extent necessary to permit such transaction and be deemed to have consented to such Release Event free and clear of the Junior Secured Creditor’s Liens (it being understood that the Junior Secured Creditor shall still have a security interest in the proceeds of such Collateral, subject to the terms of this Agreement) and (c) deliver such Release Documents and take such further actions as the Priority Secured Creditor may reasonably require in connection therewith; provided that (i) such release by the Junior Secured Creditor shall not extend to or otherwise affect any of the rights of the Junior Secured Creditor to the proceeds from any such Disposition of such Collateral, and (ii) the Priority Secured Creditor shall apply the proceeds from the Disposition of such Collateral to the reduction of the Priority Obligations.

2.7          Power of Attorney. Each Junior Secured Creditor hereby irrevocably constitutes and appoints the Priority Secured Creditor and any officer of such Priority Secured Creditor with respect to the applicable Collateral, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Junior Secured Creditor and in the name of the Junior Secured Creditor or in such Priority Secured Creditor’s own name, from time to time in such Priority Secured Creditor’s discretion, for the purpose of carrying out the terms of Sections 2.5 and 2.6 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Sections, including any Release Documents, and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Sections, such power of attorney being coupled with an interest and irrevocable until the Floor Plan Termination Date, if the Junior Secured Creditor is the Formula Revolver Agent, or the Formula Revolver Priority Termination Date, if the Junior Secured Creditor is the Floor Plan Agent. The Junior Secured Creditor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 2.7. No Person to whom this power of attorney is presented, as authority for the Priority Secured Creditor to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Junior Secured Creditor as to the authority of the Priority Secured Creditor to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Priority Secured Creditor the authority to take and perform the actions contemplated herein. The Junior Secured Creditor irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney.

2.8          Waiver. Each Secured Creditor (a) waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Loan Documents and notice of or proof of reliance by the Secured Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the other Secured Creditors have relied upon the Lien priority and other provisions hereof in entering into the Loan Documents and in making funds available to the applicable Obligor thereunder.

2.9          Notice of Interest In Collateral. This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

Section 3.              Enforcement of Security.

3.1          Management of Collateral.

(a)     Until the Formula Revolver Priority Termination Date, the Formula Revolver Agent shall have the exclusive right to manage, perform and enforce the terms of the Formula Revolver Documents with respect to the Formula Revolver Priority Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of the Formula Revolver Priority Collateral and to hold, prepare for sale, process, Dispose of, or liquidate the Formula Revolver Priority Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction. In conducting any public or private sale under the UCC, the Formula Revolver Agent shall give the Floor Plan Agent such notice (a “UCC Notice”) of such sale as may be required by the applicable UCC; provided, however, that ten (10) Business Days’ notice shall be deemed to be commercially reasonable notice.

(b)     Until the Floor Plan Termination Date, the Floor Plan Agent shall have the exclusive right to manage, perform and enforce the terms of the Floor Plan Documents with respect to the Floor Plan Priority Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of the Floor Plan Priority Collateral and to hold, prepare for sale, process, Dispose of, or liquidate the Floor Plan Priority Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction. In conducting any public or private sale under the UCC, the Floor Plan Agent shall give the Formula Revolver Agent a UCC Notice of such sale as may be required by the applicable UCC; provided, however, that ten (10) Business Days’ notice shall be deemed to be commercially reasonable notice.

(c)     After the Formula Revolver Priority Termination Date and prior to the Floor Plan Termination Date, the Floor Plan Agent shall have the exclusive right to manage, perform and enforce the terms of the Floor Plan Documents with respect to the Formula Revolver Priority Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of the Formula Revolver Priority Collateral and to hold, prepare for sale, process, Dispose of, or liquidate the Formula Revolver Priority Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction. In conducting any public or private sale under the UCC, the Floor Plan Agent shall give the Formula Revolver Agent a UCC Notice of such sale as may be required by the applicable UCC; provided, however, that ten (10) Business Days’ notice shall be deemed to be commercially reasonable notice.

(d)     Until the Formula Revolver Priority Termination Date, neither the Floor Plan Agent nor any other Floor Plan Creditor shall (i) exercise or seek to exercise any rights or remedies with respect to any Formula Revolver Priority Collateral; (ii) contest, protest, or object to any exercise by any Formula Revolver Creditor of its rights and remedies with respect to the Formula Revolver Priority Collateral; or (iii) object to (and hereby waives any and all claims with respect to) the forbearance by any Formula Revolver Creditor from exercising any of its rights and remedies with respect to the Formula Revolver Priority Collateral.

(e)     Until the Floor Plan Termination Date, neither the Formula Revolver Agent nor any Formula Revolver Creditor shall (i) exercise or seek to exercise any rights or remedies with respect to any Floor Plan Priority Collateral; (ii) contest, protest, or object to any exercise by any Floor Plan Creditor of its rights and remedies with respect to the Floor Plan Priority Collateral; or (iii) object to (and hereby waives any and all claims with respect to) the forbearance by any Floor Plan Creditor from exercising any of its rights and remedies with respect to the Floor Plan Priority Collateral.

(f)     From the Formula Revolver Priority Termination Date until the Floor Plan Termination Date, neither the Formula Revolver Agent nor any other Formula Revolver Creditor shall (i) exercise or seek to exercise any rights or remedies with respect to any Formula Revolver Priority Collateral, except for any such exercise that was commenced in good faith prior to the Formula Revolver Priority Termination Date; (ii) contest, protest, or object to any exercise by any Floor Plan Creditor of its rights and remedies with respect to the Formula Revolver Priority Collateral; or (iii) object to (and hereby waives any and all claims with respect to) the forbearance by any Floor Plan Creditor from exercising any of its rights and remedies with respect to the Formula Revolver Priority Collateral.

(g)     The Floor Plan Agent and the Formula Revolver Agent shall have the senior right to provide any notices or consents or to take any other appropriate action under (x) that certain Subordination Agreement, dated as of March 21, 2017, by and between the Floor Plan Agent, the Formula Revolver Agent, and Frost Bank (formerly known as The Frost Bank) and (y) that certain Factoring Intercreditor Agreement, dated as of March 21, 2017, by and between Holdings and certain of its subsidiaries, Interstate Billing Service, Inc., on behalf of itself and any of its representatives, including First Corporate Solutions, the Floor Plan Agent and the Formula Revolver Agent, in each case, solely to the extent that such notices, consents or other appropriate action applies to the Floor Plan Priority Collateral, in the case of the Floor Plan Agent, or the Formula Revolver Priority Collateral, in the case of the Formula Revolver Agent.

3.2          Notices of Default. The Formula Revolver Agent and the Floor Plan Agent shall give to each other, concurrently with the giving thereof to any Obligor, (a) a copy of any written notice by such Secured Creditor of an Event of Default under any of its Loan Documents or a written notice of demand for payment in full of all Obligations from any Obligor and (b) a copy of any written notice sent by such Secured Creditor to any Obligor stating such Secured Creditor’s intention to exercise any material enforcement rights or remedies against the Obligors, including written notice pertaining to any foreclosure on all or any material part of the Formula Revolver Priority Collateral or Floor Plan Priority Collateral or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith; provided that the failure of any Secured Creditor to give such required notice shall not result in any liability to such Secured Creditor or affect the enforceability of any provision of this Agreement, including the relative priorities of the Liens of the Secured Creditors as provided herein and shall not affect the validity or effectiveness of any such notice as against any Obligor; provided, further, that the foregoing shall not in any way impair any claims that any Secured Creditor may have against any other Secured Creditor as a result of any failure of any Secured Creditor to provide a UCC Notice in accordance with the provisions of this Agreement and applicable law (including without limitation any liability that any Secured Creditor may have to any other Secured Creditor as a result of any such failure).

3.3          Permitted Actions. Section 3.1 shall not be construed to limit or impair in any way the right of: (a) any Secured Creditor to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor; provided that any credit bid by a Junior Secured Creditor must contemplate the payment in full in cash of the Priority Obligations, (b) the Floor Plan Agent to receive any remaining proceeds of Formula Revolver Priority Collateral as payment on the Floor Plan Obligations after the Formula Revolver Priority Obligations have been Paid in Full or (c) the Formula Revolver Agent to receive any remaining proceeds of Floor Plan Priority Collateral as payment on the Formula Revolver Obligations after the Floor Plan Obligations have been Paid in Full or to receive any remaining proceeds of Formula Revolver Priority Collateral as payment on the Excess Formula Revolver Obligations after the Floor Plan Obligations have been Paid in Full.

3.4          Collateral In Possession.

(a)     In the event that any Secured Creditor takes possession of or has “control” (as such term is used in the UCC as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Lien therein, such Secured Creditor shall be deemed to be holding such Collateral as non-fiduciary representative for all Secured Creditors, solely for purposes of perfection of each Secured Creditor’s Lien in such Collateral under the UCC; provided that such possessing or controlling Secured Creditor shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral for the other Secured Creditors. Promptly following the Floor Plan Termination Date or the Formula Revolver Priority Termination Date, as the case may be, the Floor Plan Agent or the Formula Revolver Agent, as applicable, shall, upon the request of the Formula Revolver Agent or Floor Plan Agent, as the case may be, deliver the remainder of all Collateral, if any, in its possession to the designee of the requesting Secured Creditor (except as may otherwise be required by applicable law or court order).

(b)     It is understood and agreed that this Section 3.4 is intended solely to assure continuous perfection of the Liens granted under the applicable Loan Documents, and nothing in this Section 3.4 shall be deemed or construed as altering the priorities or obligations set forth elsewhere in this Agreement. The duties of each party under this Section 3.4 shall be mechanical and administrative in nature, and no party shall have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of the other party.

3.5          Waiver of Marshalling and Similar Rights. Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

3.6          Insurance and Condemnation Awards. So long as the Formula Revolver Priority Termination Date has not occurred, the Formula Revolver Agent shall have the exclusive right, subject to the rights of the Obligors under the applicable Loan Documents, to settle and adjust claims in respect of the Formula Revolver Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Formula Revolver Priority Collateral. After the occurrence of the Formula Revolver Priority Termination Date, the Floor Plan Agent shall have the exclusive right, subject to the rights of the Obligors under the applicable Loan Documents, to settle and adjust claims in respect of the Formula Revolver Priority Collateral under policies of insurance and to approve any award granted in condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Formula Revolver Priority Collateral. So long as the Floor Plan Termination Date has not occurred, the Floor Plan Agent shall have the exclusive right, subject to the rights of the Obligors under the applicable Loan Documents, to settle and adjust claims in respect of the Floor Plan Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Floor Plan Priority Collateral. After the occurrence of the Floor Plan Termination Date, the Formula Revolver Agent shall have the exclusive right, subject to the rights of the Obligors under the applicable Loan Documents, to settle and adjust claims in respect of the Floor Plan Priority Collateral under policies of insurance and to approve any award granted in condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Floor Plan Priority Collateral.

3.7          Proceeds of Formula Revolver Priority Collateral. As long as this Agreement remains in effect, if an Event of Default (as such term is defined in the Formula Revolver Credit Agreement) has occurred and is continuing and the Formula Revolver Creditors have commenced enforcement of remedies under the Formula Revolver Documents with respect to such Proceeds, then the Proceeds of all Formula Revolver Priority Collateral received by any Secured Creditor in connection with the Disposition of, or collection on, or a Release Event with respect to the Formula Revolver Priority Collateral (including insurance and condemnation proceeds), whether in any Insolvency Proceeding involving any Obligor, or otherwise, shall be applied as follows:

(a)     First, to the Formula Revolver Agent, for the account of the Formula Revolver Creditors in the amount of the Formula Revolver Priority Obligations until Paid in Full;

(b)     Second, to the Floor Plan Agent, for the account of the Floor Plan Creditors, in the amount of the Floor Plan Obligations, until Paid in Full;

(c)     Third, to the Formula Revolver Agent, for the account of the Formula Revolver Creditors, in the amount of any Excess Formula Revolver Obligations, until Paid in Full; and

(d)     Fourth, to the applicable Obligor or as otherwise required by applicable law.

3.8          Proceeds of Floor Plan Priority Collateral. As long as this Agreement remains in effect, (i) the proceeds of all Floor Plan Priority Collateral received by any Secured Creditor shall be applied as provided in Section 2.12 of the Floor Plan Agreement and (ii) following the occurrence and during the continuance of an Event of Default (as such term is defined in the Floor Plan Credit Agreement), if the Floor Plan Agent has elected, or is required, to apply all proceeds of Floor Plan Priority Collateral in accordance with Section 2.12(a) of the Floor Plan Credit Agreement, the proceeds of all Floor Plan Priority Collateral received by any Secured Creditor in connection with the Disposition of, or collection on, or a Release Event with respect to the Floor Plan Priority Collateral (including insurance and condemnation proceeds), whether in any Insolvency Proceeding of any Obligor, or otherwise, shall be applied as follows:

(a)     First, to the Floor Plan Agent, for the account of the Floor Plan Creditors, in the amount of the Floor Plan Obligations, until Paid in Full;

(b)     Second, to the Formula Revolver Agent, for the account of the Formula Revolver Creditors, in the amount of the Formula Revolver Obligations, until Paid in Full; and

(c)     Third, to the applicable Obligor or as otherwise required by applicable law.

Section 4.              Covenants.

4.1          Amendment of Floor Plan Documents. The Floor Plan Creditors may at any time and from time to time and without consent of or notice to any Formula Revolver Creditor, without incurring any liability to any Formula Revolver Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, modify, supplement, replace or Refinance any or all of the Floor Plan Documents; provided, however, that without the consent of the Formula Revolver Agent, the Floor Plan Creditors shall not, until the Formula Revolver Priority Termination Date, amend, restate, modify, supplement, replace or Refinance any or all of the Floor Plan Documents to, (a) impose restrictions on the ability of any Obligor to amend any Formula Revolver Documents, (b) contravene the provisions of this Agreement, (c) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, or otherwise change (to an earlier date) the maturity date of the Floor Plan Obligations, (d) change any collateral therefor (other than to release such collateral), unless such collateral is also granted to the Formula Revolver Agent, or (e) materially increase the material obligations of Obligors or confer any material additional rights on the Floor Plan Agent or the Floor Plan Lenders that would be materially adverse to the Formula Revolver Agent or the Formula Revolver Lenders.

4.2          Amendments to Formula Revolver Documents. The Formula Revolver Creditors may at any time and from time to time and without consent of or notice to any Floor Plan Creditor, without incurring any liability to any Floor Plan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, modify, supplement, replace or Refinance any or all of the Formula Revolver Documents; provided, however, that without the consent of the Floor Plan Agent, the Formula Revolver Creditors shall not, until the Floor Plan Termination Date, amend, restate, modify, supplement, replace or Refinance any or all of the Formula Revolver Documents to (a) increase the amount of the Formula Revolver Obligations to an amount in excess of the Maximum Formula Revolver Amount, (b) impose restrictions on the ability of any Obligor to amend any Floor Plan Documents, (c) contravene the provisions of this Agreement, (d) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, or otherwise change (to an earlier date) the maturity date of the Formula Revolver Obligations, (e) change any collateral therefor (other than to release such collateral), unless such collateral is also granted to the Floor Plan Agent, or (f) materially increase the material obligations of Obligors or confer any material additional rights on the Formula Revolver Agent or the Formula Revolver Lenders that would be materially adverse to the Floor Plan Agent or the Floor Plan Lenders.

Section 5.              Floor Plan Creditor Purchase Option.

5.1          Purchase Notice. The Floor Plan Agent and the other Floor Plan Creditors shall have the option to purchase from the Formula Revolver Agent and the other Formula Revolver Creditors all but not less than all of the Formula Revolver Priority Obligations at any time following (i) the occurrence of an Event of Default under the Formula Revolver Documents as a result of any Obligor’s failure to pay any Formula Revolver Priority Obligations, (ii) acceleration of the Formula Revolver Priority Obligations, (iii) the commencement of any Insolvency Proceeding involving any Obligor, or (iv) the exercise of any Enforcement Action by the Formula Revolver Agent against a material portion of the Formula Revolver Priority Collateral. Such purchase option shall be exercised by the Floor Plan Agent’s delivery to the Formula Revolver Agent of a written notice of the Floor Plan Creditors’ election to exercise such option (the “Purchase Notice”). The Purchase Notice, once delivered, shall be irrevocable and shall not be subject to withdrawal or rescission.

5.2          Purchase Option Closing. On the date specified by the Floor Plan Agent in the Purchase Notice (which shall not be less than three (3) Business Days nor more than thirty (30) calendar days after delivery to the Formula Revolver Agent of the Purchase Notice), the Formula Revolver Agent shall sell to the Floor Plan Creditors (or to such nominees as the Floor Plan Creditors, or the Floor Plan Agent at the direction of the Floor Plan Creditors, may specify) and the Floor Plan Creditors (or such nominees) shall purchase from the Formula Revolver Creditors such Formula Revolver Priority Obligations, without recourse or warranty (except as set forth in Section 5.6 below).

5.3          Purchase Price. Such purchase and sale shall be made by execution and delivery by the applicable parties of one or more assignment agreements in form and substance reasonably satisfactory to all such parties. Upon the date of such purchase and sale, the Floor Plan Creditors (or the applicable nominees) (collectively, the “Purchaser”) shall (i) pay to the Formula Revolver Agent, for the benefit of the Formula Revolver Creditors, as the purchase price an amount equal to 100% of the Formula Revolver Priority Obligations outstanding and unpaid on the date of payment to the Formula Revolver Agent (including, without limitation, all unpaid interest, fees and any other charges accruing after the commencement of a bankruptcy, insolvency or liquidation proceeding, without regard to whether or not such amounts are allowed or are recoverable pursuant to Section 506 of the Bankruptcy Code or otherwise, but excluding any prepayment premium), other than any such Formula Revolver Priority Obligations cash collateralized in accordance with clause (ii) below, (ii) furnish cash collateral to the Formula Revolver Agent in an amount equal to 105% of the aggregate undrawn amount of any issued and outstanding letters of credit constituting Formula Revolver Obligations, and (iii) assume any then existing loan commitment under the Formula Revolver Documents. The purchase price shall be remitted by wire transfer of immediately available funds to such bank account as the Formula Revolver Agent may designate in writing to the Floor Plan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchaser to the bank account designated by the Formula Revolver Agent are received in such bank account prior to 3:00 p.m. New York time. Subject to the provisions of Section 5.4, following the consummation of such purchase, the Purchaser shall be entitled to all rights and benefits under the Formula Revolver Documents to which the Formula Revolver Agent and the other Formula Revolver Creditors were entitled immediately prior to consummation of such purchase, including the right to receive fee income, expense reimbursement and indemnification.

5.4          Survival of Indemnification Rights. Notwithstanding the foregoing provisions of this Section 5, no sale of the Formula Revolver Priority Obligations shall terminate or impair any Obligor’s obligations to indemnify the Formula Revolver Agent and the other Formula Revolver Creditors, and their respective affiliates, pursuant to the Formula Revolver Documents, all of which indemnity obligations shall survive any such sale or assignment as an unsecured obligation of the Obligors.

5.5          Enforcement Action. After the receipt by the Formula Revolver Agent of a Purchase Notice and until the later of the expiration of the thirty (30) calendar day period for consummation thereof (as such period may be mutually extended by the Formula Revolver Agent and the Purchaser), or the delivery of the purchase price therefor by the Purchaser to the Formula Revolver Agent, the Formula Revolver Agent shall not take any further Enforcement Actions without the consent of the Purchaser (other than any Enforcement Action taken under circumstances that the Formula Revolver Agent reasonably believes render necessary or appropriate an Enforcement Action to prevent or mitigate the destruction of, physical harm to, impairment of or decrease in value of the Collateral or the rights and interests of the Secured Creditors therein).

5.6          Representations and Warranties. Such purchase and sale shall be expressly made without representations and warranties by the Formula Revolver Agent or any other Formula Revolver Creditor, except: (i) the amount of the Formula Revolver Priority Obligations being purchased (including the principal of and accrued and unpaid interest on and fees, including breakage fees and other charges in connection with, such Formula Revolver Priority Obligations), and the extent of any existing loan commitment thereunder, (ii) that the Formula Revolver Agent and the other Formula Revolver Creditors own the Formula Revolver Priority Obligations being purchased free and clear of any liens granted by the Formula Revolver Agent or any other Formula Revolver Creditor and (iii) the Formula Revolver Agent and the other Formula Revolver Creditors have the full right and power to assign the Formula Revolver Priority Obligations being purchased and such assignment has been duly authorized by all necessary action by such Persons.

Section 6.              Bankruptcy Matters.

6.1          Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of the Floor Plan Creditors and the Formula Revolver Creditors in respect of any Collateral or proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing. This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

6.2          Financing Issues.

(a)     If any Obligor shall become subject to any Insolvency Proceeding, (i) the Floor Plan Agent on behalf of itself and the Floor Plan Creditors, agrees that no such Person shall provide to any such Obligor or support any financing under Section 364 of the Bankruptcy Code (a “DIP Financing”) to the extent that the Floor Plan Agent or any Floor Plan Creditor or any other provider of the DIP Financing would, in connection with such DIP Financing, be granted a Lien on the Formula Revolver Priority Collateral of such Obligor senior to or pari passu with the Lien of the Formula Revolver Agent securing the Formula Revolver Priority Obligations and (ii) the Formula Revolver Agent on behalf of itself and the Formula Revolver Creditors, agrees that no such Person shall provide to such Obligor or support any DIP Financing to the extent that the Formula Revolver Agent or any Formula Revolver Creditor or any other provider of the DIP Financing would, in connection with such DIP Financing, be granted a Lien on the Floor Plan Priority Collateral of such Obligor senior to or pari passu with the Lien of the Floor Plan Agent. Each of the Floor Plan Agent on behalf of itself and the Floor Plan Creditors and the Formula Revolver Agent on behalf of itself and the Formula Revolver Creditors further agrees that if any Obligor shall become subject to any Insolvency Proceeding, that no such Person will provide or support any DIP Financing unless (A) the Floor Plan Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Formula Revolver Agent as existed prior to the commencement of the Insolvency Proceeding, (B) the Formula Revolver Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Floor Plan Agent as existed prior to the commencement of the Insolvency Proceeding, (C) if the Floor Plan Agent and/or the Floor Plan Creditors are not providing the DIP Financing, the Floor Plan Agent receives a replacement lien on post-petition assets to the same extent granted to the Person providing such DIP Financing or usage of cash collateral, with the same relative priority with respect to the Liens of the Formula Revolver Agent as existed prior to the commencement of the Insolvency Proceeding,) and (D) if the Formula Revolver Agent and/or the Formula Revolver Creditors are not providing the DIP Financing, the Formula Revolver Agent receives a replacement lien on post-petition assets to the same extent granted to the Person providing such DIP Financing or usage of cash collateral, with the same relative priority with respect to the Liens of the Floor Plan Agent as existed prior to the commencement of the Insolvency Proceeding.

(b)     If any Obligor becomes subject to any Insolvency Proceeding, and if the Formula Revolver Agent or one or more of the other Formula Revolving Creditors desire to permit the usage of cash collateral which constitutes Formula Revolver Priority Collateral under the Bankruptcy Code, then the Floor Plan Agent on behalf of itself and the Floor Plan Creditors, agrees that no objection will be raised by the Floor Plan Agent or the Floor Plan Creditors to any such cash collateral usage so long as (A) the Floor Plan Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Formula Revolver Agent as existed prior to the commencement of the Insolvency Proceeding, (B) the Floor Plan Agent receives a replacement lien on post-petition assets to the same extent granted to the Person permitting such usage of cash collateral, with the same relative priority with respect to the Liens of the Formula Revolver Agent as existed prior to the commencement of the Insolvency Proceeding, (C) any such cash collateral use does not compel any Obligor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the cash collateral order, (D) such cash collateral order does not require the liquidation of the Collateral prior to a default under such order, and (E) any such usage of cash collateral is otherwise subject to the terms of this Agreement.

(c)     If any Obligor becomes subject to any Insolvency Proceeding, and if the Floor Plan Agent or one or more of the other Floor Plan Creditors desire to permit the usage of cash collateral which constitutes Floor Plan Priority Collateral under the Bankruptcy Code, then the Formula Revolver Agent on behalf of itself and the Formula Revolver Creditors, agrees that no objection will be raised by the Formula Revolver Agent or the Formula Revolver Creditors to any such cash collateral so long as (A) the Formula Revolver Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Floor Plan Agent as existed prior to the commencement of the Insolvency Proceeding, (B) the Formula Revolver Agent receives a replacement lien on post-petition assets to the same extent granted to the Person permitting such usage of cash collateral, with the same relative priority with respect to the Liens of the Floor Plan Agent as existed prior to the commencement of the Insolvency Proceeding, (C) any such cash collateral use does not compel any Obligor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the cash collateral order, (D) such cash collateral order does not require the liquidation of the Collateral prior to a default under such order, and (E) any such usage of cash collateral is otherwise subject to the terms of this Agreement.

6.3          Adequate Protection. In any Insolvency Proceeding, if the Priority Secured Creditor is granted adequate protection in the form of a replacement Lien in respect of any Collateral as to which it is the Priority Secured Creditor (a “Senior Adequate Protection Lien”), the Junior Secured Creditor may seek (and the Priority Secured Creditor may not oppose) adequate protection of the Junior Secured Creditor’s interests in such Collateral in the form of (i) a replacement Lien on the additional collateral subject to the Senior Adequate Protection Liens on the same basis as the Junior Secured Creditor’s Lien on such Collateral are so subordinated under this Agreement and (ii) super-priority claims under Section 507(b) of the Bankruptcy Code junior in all respects to the super-priority claims granted under Section 507(b) of the Bankruptcy Code to the Priority Secured Creditor.

6.4          Sale of Collateral; Waivers. Each Junior Secured Creditor agrees that it will not object to or oppose a Disposition of any Collateral free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the Priority Secured Creditor has consented to such Disposition of such Collateral, as long as all net proceeds of such Disposition received by the Priority Secured Creditor will be applied to the permanent reduction of the Priority Secured Creditor Obligations or to the payment of expenses required by the Bankruptcy Court to be paid as a condition to the approval of the sale; provided that the Junior Secured Creditor may raise any objections to any such Disposition of such Collateral that could be raised by any creditor of the applicable Obligor whose claims were not secured by any Liens on such Collateral; provided that such objections are not inconsistent with any other term or provision of this Agreement and are not based on the status of the objecting party as a secured creditor (without limiting the foregoing, no Secured Creditor may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted the Junior Secured Creditor in such Collateral. No Junior Secured Creditor shall initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the Priority Secured Creditor’s claims as fully secured claims with respect to all or part of the Priority Obligations secured by Collateral or for allowance of any Priority Obligations (including those consisting of post-petition interest, fees or expenses) or opposing any action by the Priority Secured Creditor to enforce its rights or remedies arising under the applicable Loan Documents as to its priority in a manner which is not prohibited by the terms of this Agreement, (ii) challenging the enforceability, validity, priority (on terms inconsistent with this Agreement) or perfected status of any Liens on any Collateral securing the Priority Obligations of the Priority Secured Creditor under the applicable Documents, (iii) asserting any claims which any Obligor may hold with respect to the Priority Secured Creditor, (iv) seeking to lift the automatic stay with respect to any Enforcement Action against Collateral as to which it is the Junior Secured Creditor, to the extent that such action is opposed by the Priority Secured Creditor as to such Collateral, or (v) opposing a motion by the Priority Secured Creditor to lift the automatic stay as to an Enforcement Action with respect to Collateral as to which it is the Priority Secured Creditor.

6.5          Invalidated Payments. To the extent that any Secured Creditor receives payments on its Priority Obligations or proceeds of Collateral for application to its Priority Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each a “Priority Claim Avoidance”), then, to the extent of such payment or proceeds received, such Priority Obligations, or part thereof, intended to be satisfied by such payment or proceeds shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Priority Secured Creditor, and this Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Priority Claim Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Priority Secured Creditor and the Junior Secured Creditor provided for herein with respect to any event occurring on or after the date of such Priority Claim Avoidance. The Junior Secured Creditor agrees that it shall not be entitled to benefit from any Priority Claim Avoidance in respect of any such Collateral or Junior Obligations, whether by preference or otherwise, it being understood and agreed that the benefit of such Priority Claim Avoidance otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

6.6          Payments. In the event of any Insolvency Proceeding involving any Obligor, all proceeds of Collateral (including, without limitation, any Distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Junior Obligations as to such Collateral) shall be paid or delivered directly to the Secured Creditor entitled thereto under Section 3.7 or Section 3.8, as applicable (to be held and/or applied by the applicable Secured Creditor in accordance with the terms of the applicable Loan Documents) until all Priority Obligations are Paid In Full before any of the same shall be made to one or more of the other Secured Creditors on account of any other Obligations, and each Secured Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions in respect of such Obligations to the Secured Creditor entitled thereto under Section 3.7 or Section 3.8, as applicable; provided that the foregoing provision shall not apply to Distributions made pursuant to a plan of reorganization under the Bankruptcy Code with respect to an Obligor which has received the affirmative vote of all classes composed of the Priority Secured Creditors claims and which has been confirmed pursuant to a Final Order. Each Junior Secured Creditor also irrevocably authorizes and empowers the Priority Secured Creditor, in the name of such Junior Secured Creditor, to demand, sue for, collect and receive any and all such Distributions in respect of any Junior Obligations to which the Priority Secured Creditor are entitled hereunder.

6.7          Separate Grants of Security and Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the Formula Revolver Creditors and the Floor Plan Creditors are not "substantially similar" within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the Formula Revolver Obligations and the grants of the Liens to secure the Floor Plan Obligations constitute two separate and distinct grants of Liens, (c) the Formula Revolver Creditors rights in the Collateral are fundamentally different from the Floor Plan Creditors’ rights in the Collateral and (d) as a result of the foregoing, among other things, the Formula Revolver Obligations and the Floor Plan Obligations must be separately classified in any plan of reorganization proposed or adopted in any Insolvency Proceeding.

6.8          Rights as Unsecured Lenders. In any Insolvency Proceeding, to the extent not inconsistent with this Agreement, each Secured Creditor may take any action, file any pleading, appear in any proceeding and exercise rights and remedies as unsecured creditors.

6.9          Voting Rights. Each Secured Creditor shall, subject to the terms and conditions of this Agreement, retain all rights to vote and otherwise act in any Insolvency Proceeding in their capacity as a claimholder (including the right to vote to accept or reject any plan of reorganization, composition, arrangement or liquidation) to the extent provided by applicable law and consistent with the terms of this Agreement.

Section 7.              Miscellaneous.

7.1          Termination. Subject to Section 6.5, this Agreement shall terminate and be of no further force and effect upon the first to occur of the Payment in Full of (a) the Floor Plan Obligations or (b) the Formula Revolver Obligations.

7.2          Successors and Assigns; No Third Party Beneficiaries.

(a)     This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

(b)     Each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, their respective Obligations; provided that no Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant.

(c)     In connection with any sale, assignment, transfer, or negotiation (other than a participation) by a Secured Creditor, such Secured Creditor shall disclose to the transferee or assignee the existence and terms and conditions of this Agreement.

7.3           Notices. All notices and other communications provided for hereunder shall be in writing and shall be sent by registered mail, return receipt requested, sent by overnight courier, telecopied or delivered, as follows:

(a)            if to the Floor Plan Agent, to it at the following address:

BMO Harris Bank N.A.

300 E. John W. Carpenter Freeway, Suite 510

Irving, TX 75062

Attention: Charlie Price, Senior Risk Officer

Telecopier: (469) 519-2424

(b)            if to the Formula Revolver Agent, to it at the following address:

BMO Harris Bank N.A.
111 West Monroe, 20th Floor
Chicago, Illinois 60603
Attention: Jason M. Hoefler and William Tefft
Telecopier: (312) 293-8532

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 7.3. All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or 3 Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and a confirmation is received; provided that the same is on a Business Day and, if not, on the next Business Day, or (iii) if delivered by messenger or overnight courier, upon delivery; provided that the same is on a Business Day and, if not, on the next Business Day.

7.4          Counterparts. This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

7.5         GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK.

7.6          MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

7.7          Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Floor Plan Agent and the Formula Revolver Agent. In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement; provided, however, that no amendment or modification of this Agreement that increases any obligation of any Obligor shall be effective against such Obligor unless such amendment or modification is in writing and signed by such Obligor.

7.8          No Waiver. No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

7.9          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

7.10        Further Assurances. Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

7.11        Headings. The Section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

7.12        Credit Analysis. The Secured Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other all endorsers, obligors and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations. No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances. No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to: (i) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (ii) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations or (iii) any Obligor’s title or right to transfer any Collateral or security.

7.13        Waiver of Claims. To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral in accordance with this Agreement. None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

7.14        Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Loan Documents, the provisions of this Agreement shall govern.

7.15        Specific Performance. Each of the Floor Plan Agent and the Formula Revolver Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Creditors.

7.16        Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Creditors. None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Obligors, which are absolute and unconditional, to pay the Floor Plan Obligations and the Formula Revolver Obligations as and when the same shall become due and payable in accordance with their terms.

7.17        Lien Priority Provisions; Subrogation. This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the Floor Plan Agent, the Floor Plan Creditors, the Formula Revolver Agent, the Formula Revolver Creditors and their respective successors and permitted assigns and no other Person (including the Obligors or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder. Each Junior Secured Creditor hereby agrees that until the Floor Plan Termination Date, if the Junior Secured Creditor is the Formula Revolver Agent, or the Formula Revolver Priority Termination Date, if the Junior Secured Creditor is the Floor Plan Agent, it will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder. Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms.

7.18        Entire Agreement. This Agreement and the Loan Documents embody the entire agreement of the Obligors, the Floor Plan Agent, the Floor Plan Creditors, the Formula Revolver Agent and the Formula Revolver Creditors with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations and/or discussions involving any Obligor and any of the Floor Plan Agent, the Floor Plan Creditors, the Formula Revolver Agent and the Formula Revolver Creditors relating to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BMO HARRIS BANK N.A.,
as Floor Plan Agent

By:	/s/ Kim S. Kolb
Name:	Kim S. Kolb
Title:	Credit Manager

[Intercreditor Agreement]

BMO HARRIS BANK N.A.,
as Formula Revolver Agent

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

[Intercreditor Agreement]

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions as an Obligor.

OBLIGORS:

RUSH TRUCK CENTERS OF ALABAMA, INC.
RUSH TRUCK CENTERS OF ARIZONA, INC.
RUSH TRUCK CENTERS OF CALIFORNIA, INC.
RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF FLORIDA, INC.
RUSH TRUCK CENTERS OF GEORGIA, INC.
RUSH TRUCK CENTERS OF NEW MEXICO, INC.
RUSH TRUCK CENTERS OF OKLAHOMA, INC.
RUSH TRUCK CENTERS OF TENNESSEE, INC.
RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.
RUSH TRUCK CENTERS OF IDAHO, INC.
RUSH TRUCK CENTERS OF UTAH, INC.
RUSH TRUCK CENTERS OF OHIO, INC.
RUSH TRUCK CENTERS OF KANSAS, INC.
RUSH TRUCK CENTERS OF MISSOURI, INC.
RUSH TRUCK CENTERS OF VIRGINIA INC.
RUSH TRUCK CENTERS OF INDIANA INC.
RUSH TRUCK CENTERS OF ILLINOIS INC.
RUSH TRUCK CENTERS OF NEVADA, INC.
RUSH TRUCK CENTERS OF KENTUCKY, INC.,
RIG TOUGH, INC.
LOS CUERNOS, INC.
AIRUSH, INC.
RUSH TRUCK LEASING, INC.
RUSH ADMINISTRATIVE SERVICES, INC.

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

RUSH TRUCK CENTERS OF TEXAS, L.P.,

By: Rushtex, Inc., a Delaware corporation

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

[Intercreditor Agreement]

RUSH ENTERPRISES, INC.,

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

[Intercreditor Agreement]